CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 24, 2023, relating to the financial statements and financial highlights of Hull Tactical US ETF, a series of Exchange Traded Concepts Trust, for the year ended November 30, 2022, and to the references to our firm under the heading “Service Providers” and “Financial Highlights of the Target ETF” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

May 15, 2023